Exhibit 99.1

Quest Diagnostics Incorporated Announces Proposed Senior Notes Offering

MADISON, N.J., November 12, 2009 – Quest Diagnostics Incorporated (the “Company”) (NYSE: DGX), the world's leading provider of diagnostic testing, information and services, announced today that it intends to offer $750,000,000 in aggregate principal amount in two series of senior notes in a public offering made under a shelf registration statement filed with the Securities and Exchange Commission, subject to market and other conditions. The notes will be fully and unconditionally guaranteed on a senior, unsecured basis by certain of the Company's domestic, wholly owned subsidiaries.

The issuance of the notes will be subject to customary closing conditions. The Company intends to use the net proceeds from the offering to repurchase any notes tendered under its concurrent tender offer, and for general corporate purposes, including acquisitions, capital expenditures, share repurchases and repayment of other indebtedness. BofA Merrill Lynch, Morgan Stanley, RBS and Wells Fargo Securities will be joint book-running managers for the debt offering. When available, copies of the preliminary prospectus supplement and the accompanying base prospectus for the offering can be obtained from BofA Merrill Lynch toll-free at (800) 294-1322, Morgan Stanley toll-free at (866) 718-1649, RBS toll-free at (866) 884-2071 or Wells Fargo Securities toll-free at (800) 326-5897.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This offering may be made only by means of a prospectus supplement and accompanying base prospectus.

About Quest Diagnostics

Quest Diagnostics is the world's leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative diagnostic tests and advanced healthcare information technology solutions that help improve patient care.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management's current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors discussed in "Business," "Risk Factors," "Cautionary Factors that May Affect Future Results," "Legal Proceedings," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Quantitative and Qualitative Disclosures About Market Risk" in the Company's 2008 Annual Report on Form 10-K and "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and Qualitative Disclosures About Market Risk" and "Risk Factors" in the Company's 2009 Quarterly Reports on Form 10-Q and other items throughout the Form 10-K and the Company's 2009 Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.